UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2006

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2006, the Compensation and Management Development Committee of Bristol-Myers Squibb Company (the “Company”) approved an Executive Severance Plan (the “Plan”) for certain senior executives of the Company, including certain of the Named Executive Officers (“NEOs”). The Chief Executive Officer and any executive that has an individual arrangement containing a severance provision or is covered by a local practice or statute outside the U.S. that provides for severance payments and/or benefits that is greater than the severance payments and/or benefits set forth in the Plan are ineligible for benefits under the Plan.

The Plan provides that the senior executives eligible to participate in the Plan shall be eligible to receive severance payments and benefits if their employment is terminated for any one or more of the following reasons:

•	Involuntary termination not for “cause” (as such term is defined under the Plan);

•	The senior executive’s monthly base salary is reduced;

•	The senior executive’s grade level is reduced; or

•	The location of the senior executive’s job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the Company’s relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

The Plan provides for severance payments that are based on the executive’s grade level. If the conditions of termination are met as set forth in the Plan, eligible NEOs will receive a severance payment equal to two times their annual base salary. The Plan also provides that an eligible executive is entitled to continue to receive Company-subsidized medical, dental and life insurance coverage until the earlier of (i) fifty-six weeks from the date the executive separated employment with the Company or (ii) the date the executive begins new employment. Additionally, an executive is entitled to receive outplacement services, financial planning services for one year and tax preparation services for the year in which the executive’s employment was terminated, and may continue to participate in the Executive Car Program until the earlier of (i) ninety days from the date the executive separated employment with the Company or (ii) the date the executive begins new employment.

The Executive Severance Plan, effective as of December 5, 2006 is attached as Exhibit 10.1.

As previously disclosed, in September 2005, the Company reorganized its operating units by consolidating its global pharmaceutical operations under the leadership of Lamberto Andreotti, who was promoted to Executive Vice President and President, Worldwide Pharmaceuticals. Mr. Andreotti, in his prior role as Senior Vice President and President, International, had been an Italian expatriate working in the United States. Upon his promotion, the Company and Mr. Andreotti agreed that he would become a U.S. employee and entered into a letter agreement dated September 20, 2005 (the “Letter Agreement”), outlining his compensation. The Letter Agreement provided Mr. Andreotti with severance benefits comparable to benefits he would have received had he remained an Italian employee. Pursuant to the Letter Agreement, Mr. Andreotti will receive a severance payment equal to 2.99 times his annual base salary plus his target bonus in the event he is involuntarily terminated without cause by the Company. Pursuant to an addendum effective October 31, 2005, a reduction in grade level or base salary will constitute an involuntary termination without cause by the Company and would entitle Mr. Andreotti to receive severance benefits.

The Letter Agreement effective September 20, 2005 and Addendum effective October 31, 2005 between Lamberto Andreotti and the Company are attached as Exhibit 10.2.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 5, 2006, the Board of Directors of Bristol-Myers Squibb Company amended the Company’s Bylaws to provide for directors to be elected by a majority vote. Bylaw number 15 was amended to change the vote standard for the election of directors from a plurality of votes cast to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.

The Bylaws were also amended to provide that if a director nominee who currently serves as a director is not elected by a majority vote in an uncontested election, the director shall offer to tender his or her resignation to the Board of Directors. The Committee on Directors and Corporate Governance will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The independent members of the Board will act on the Committee’s recommendation at its next regularly scheduled Board meeting which will be held within 60 days from the date of the certification of the election results.

The Bylaws of Bristol-Myers Squibb Company, as amended as of December 5, 2006, is attached as Exhibit 3b.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

3b.	Bylaws of Bristol-Myers Squibb Company, as amended as of December 5, 2006

10.1	Executive Severance Plan, effective as of December 5, 2006

10.2	Letter Agreement effective September 20, 2005 and Addendum effective October 31, 2005 between Lamberto Andreotti and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: December 11, 2006	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description
3b.	Bylaws of Bristol-Myers Squibb Company, as amended as of December 5, 2006

10.1	Executive Severance Plan, effective as of December 5, 2006

10.2	Letter Agreement effective September 20, 2005 and Addendum effective October 31, 2005 between Lamberto Andreotti and the Company